Exhibit 99.1

FOR IMMEDIATE RELEASE

Perspecta appoints Betty Sapp to its board of directors

Chantilly, Va.- March 16, 2020-Perspecta Inc. (NYSE: PRSP), a leading U.S. government services provider, announced today that its board has appointed Betty J. Sapp to the Perspecta Board of Directors effective May 1, 2020.
Sapp retired as the director of the National Reconnaissance Office (NRO), a joint Department of Defense-Intelligence Community organization. She was the first woman to be named director of the NRO and served in this role from July 2012 through June 2019.
“I look forward to welcoming Betty Sapp to our board of directors,” said Mike Lawrie, chairman of the Perspecta Board of Directors. “Betty brings invaluable experience and unique insight based on her years of leadership within the Department of Defense and Intelligence Community that make her a fitting and impressive addition to our board.”
After a 17-year career in the United States Air Force, serving in various acquisition and financial management positions on air and space programs, Sapp joined the Central Intelligence Agency (CIA) in 1997. There, she was assigned to the NRO where she served in a variety of senior management positions. Sapp was later appointed Deputy Under Secretary of Defense for Portfolio, Programs and Resources in the Office of the Under Secretary of Defense of Intelligence in 2007 and served in various strategic leadership roles within the U.S. government before being appointed as director of the NRO. Sapp holds a Bachelor of Arts and a Master’s of Business Administration both from the University of Missouri.
“Betty brings a wealth of knowledge to the Perspecta team, not only from her experience in the Intelligence Community, but also from her nearly two decades of active duty service in the Air Force,” said Mac Curtis, president and chief executive officer, Perspecta. “I am confident she will provide valuable guidance as a well-rounded leader who clearly understands our strategic mission focus.”
Additionally, Sapp currently serves on the board of directors of Ball Corporation and The Charles Stark Draper Laboratory, Inc.
About Perspecta Inc.
At Perspecta (NYSE: PRSP), we question, we seek and we solve. Perspecta brings a diverse set of capabilities to our U.S. government customers in defense, intelligence, civilian, health care and state and local markets. Our 270+ issued, licensed and pending patents are more than just pieces of paper, they tell the story of our innovation. With offerings in mission services, digital transformation and enterprise operations, our team of 14,000 engineers, analysts, investigators and architects work tirelessly to not only execute the mission, but build and support the backbone that enables it. Perspecta was formed to take on big challenges. We are an engine for growth and success and we enable our customers to build a better nation. For more information about Perspecta, visit perspecta.com.
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This press release may contain forward-looking statements. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Perspecta and are subject to significant risks and uncertainty. Readers are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Perspecta undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Perspecta believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve a variety of risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements.

Contact:

Lorraine M. Corcoran
Vice President, Corporate Communications
571.313.6054 office
301.529.9429 mobile
lorraine.corcoran@perspecta.com

Michael Pici
Vice President, Investor Relations
571.612.7065 office
michael.pici@perspecta.com